                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 8-K



        Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): April 26, 1996


                                INCOMNET, INC.
             (Exact name of registrant as specified in its charter)


                                  CALIFORNIA
                (State or other jurisdiction of incorporation)



            0-12386                               95-2871296
         (Commission File Number)               (I.R.S. Employer
                                                 Identification No.)

 21031 Ventura Boulevard, Suite 1100, Woodland Hills, California        91364
          (Address of principal executive offices)                   (Zip Code)

         Registrant's telephone number, including area code:  (818) 887-3400

                                  NOT APPLICABLE
               (Former name, former address and former fiscal year,
                          if changed since last report)


Total number of pages in this document:  7

                                    TABLE OF CONTENTS


ITEM 5.   OTHER EVENTS . . . . . . . . . . . . . . . . . . 3

SIGNATURES . . . . . . . . . . . . . . . . . . . . . . . . 4

EXHIBITS.
     Press Release, dated April 26, 1996 . . . . . . . . . 5

ITEM 5.   OTHER EVENTS

On April 8, 1996 and April 25, 1996, the Board of Directors of Incomnet, Inc. ("the Company") held meetings telephonically to nominate individuals to stand for election to the Company's Board of Directors at the 1996 Annual Meeting of Shareholders to be held on June 14, 1996. The Board unanimously renominated Melvyn Reznick, President and Chief Executive Officer of the Company, and Nancy Zivitz, who are both present Board members. Mr. Reznick was also nominated to stand for election as the new Chairman of the Board of Directors.

The Board also nominated Mark Richardson, the Company's corporate counsel, and Gerald Katell, a successful real estate executive and business leader, to serve as a members of the Board. Mr. Richardson is a graduate of the University of Michigan Law School. Mr. Katell is a graduate of the Massachusetts Institute of Technology with a Bachelor of Science and of Stanford University with a Masters Degree in Business Administration.

The attendees of the Board meeting on April 8, 1996 unanimously declined to renominate Joel W. Greenberg, the present Chairman of the Board. The Board declined to renominate Mr. Greenberg because it believes that Mr. Greenberg's request for compensation in the form of cash payments and stock options are excessive in light of the compensation guidelines promulgated by the National Association of Corporate Directors ("NACD") and considering the number of stock options contemplated for other directors. Mr. Greenberg did not attend the meeting.

Mr. Greenberg, who lives in Chicago, IL, presently receives cash compensation of $24,000 per year as the Chairman of the Board. Mr. Greenberg initially requested cash compensation at the rate of $72,000 per year and was paid $6,000 in November 1995. This salary was reduced to $24,000 per year after further review. Mr. Greenberg also originally asked for options to purchase 300,000 shares of the Company's stock to vest over a period of two years, and including certain performance criteria with a respect to a portion of them, but reduced his request to 250,000 stock options with the same vesting period and performance criteria. Mr. Greenberg told the Board that he would find unacceptable any compensation below 250,000 stock options. He further stated that he would consider launching a proxy contest if the Board did not agree to the stock option request. Since the Company believed that the maximum it could compensate Mr. Greenberg based upon NACD guidelines was 75,000 stock options, the Board denied the request and could not renominate Mr. Greenberg to stand for reelection.

In addition, Board members were concerned that Mr. Greenberg has not yet paid previously disclosed short-swing profits for which payment was requested by the Company on February 22, 1996 pursuant to Section 16(b) of the Securities and Exchange Act, as amended. Payment was due no later than April 22, 1996.

Mr. Greenberg is also not expected to be reelected to the Boards of either of the Company's subsidiaries, National Telephone & Communications, Inc. and Rapid Cast, Inc.

Mr. Greenberg notified the Company on April 24, 1996 that he intends to pursue a proxy election contest in connection with the Company's 1996 Annual Meeting of Shareholders.

On April 8, 1996, the attendees at the Board meeting had nominated Albert Milstein to stand for election at the Company's 1996 Annual Meeting of Shareholders. At the Board meeting on April 25, 1996, Mr. Milstein declined the nomination to serve on the Board. He told the Board that he did not wish to be involved in a proxy election contest.

Mr. Reznick is the beneficial owner of 205,300 shares of the Company's common stock and holds five-year options to acquire 50,000 shares of the Company's common stock at $4.875 per share and 100,000 shares at $4.37 per share. Mr. Reznick also has stock options that have not yet vested to acquire an additional 350,000 shares at prices from $4.37 to $4.87.

Mrs. Zivitz is the beneficial owner of 669,300 shares of the Company's common stock and holds five-year options to acquire 25,000 shares of the Company's common stock at $4.37 per share. Mrs. Zivitz also has stock options to acquire 25,000 shares of the Company's common stock at $4.37 per share that do not vest until January 1, 1997.

Mr. Richardson holds five-year options to acquire 15,000 shares of the Company's common stock at $4.37 per share. Mr. Richardson also has stock options to acquire 35,000 shares of the Company's common stock at $4.37 per share that do not vest until January 1, 1997.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                              INCOMNET, INC.
                              ----------------------------
                              (Registrant)


Date: April 26, 1996          By:   /s/ Melvyn Reznick
                                  -------------------------
                                  Melvyn Reznick, President and
                                  Chief Executive Officer